U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 2)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Materials Pursuant to §240.14a-12

GLYECO, INC.
(Name of the Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate offering price:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration No.:

(3)	Filing Party:
(4)	Date Filed:

EXPLANATORY NOTE

GlyEco, Inc., a Nevada corporation (the “Company”), is filing this Amendment No. 2 to Schedule 14A (“Amendment No. 2”) to amend the Company’s Definitive Proxy Statement for its 2013 Annual Meeting of Stockholders (“Proxy Statement”), which was filed by the Company with the Securities and Exchange Commission on June 19, 2013, in order to amend the disclosure relating to the Company’s key consultants, which was set forth on pages 10-11 of the Proxy Statement in the “Directors, Executive Officers, and Corporate Governance” section.

All other items of the Proxy Statement are incorporated by reference herein without change.

AMENDMENT TO PROXY STATEMENT

Amendment to Disclosure Relating to the Company’s Key Consultants

The disclosure relating to the Company’s key consultants, set forth on pages 10-11 of the Proxy Statement in the “Directors, Executive Officers, and Corporate Governance” section, is hereby deleted in its entirety and replaced with the following:

“The Company engages consultants to manage our business and operations.  Specifically, the Company relies upon the following key consultants:

John M. Darcy – Senior VP Management.  Mr. Darcy is a CEO level executive with global experience managing in Fortune 100 environments, non-performing situations and younger rapid growth companies.  His expertise is in industries driven by marketing, technology and manufacturing, and he has successfully grown companies in food, pharmaceuticals, specialty chemicals, computer software, and e-commerce.  Mr. Darcy founded and ran several entrepreneurial ventures, including WorldPrints.com, Triump Pharmaceuticals, Penwest, Aegis, and MyInks.com.  Previously, Mr. Darcy was asked to re-structure Avis Enterprises, an underperforming $1.8 billion conglomerate with holdings in automotive, sporting goods, electronics, commercial real estate and other areas. As President, Mr. Darcy exceeded targets by focusing on market driven priorities, targeting superior financial returns, installing strong management throughout, consolidating or divesting underperforming subsidiaries, and improving financial controls.  Earlier, Mr. Darcy was Group General Manager and Corporate Vice President at Carnation/Nestle where he was responsible for three operating divisions including eight manufacturing facilities generating over $2 billion in revenue. Products under his responsibility included Coffee Mate, Carnation/Nestle Hot Cocoa, Carnation Instant Breakfast, Carnation Milk Products, food service product lines and others.  Mr. Darcy has a B.A. from State University of California, Los Angeles.

Janet Carnell Lorenz – Senior VP Corporate Development and Marketing.  Ms. Lorenz founded CyberSecurity Group, Inc. (dba Market Tactics) in 2000 to assist develop technologies into innovative and marketable products. She has synthesized a twenty-one year background in computer systems engineering, corporate development and marketing into a resource for creativity and business acumen. Clients include Apple’s iPhone application developers center and Digital Ghost.  She provides in-depth knowledge of corporate branding, market validation, product development and positioning, consumer sales, and viral marketing. She has placed dozens of successful product lines with retailers including Best Buy, Office Depot, Amazon.com and Costco Wholesale.  Prior to founding CyberSecurity Group, Inc., she was a founding partner at a top ranked marketing representative's firm.  She created the company’s international sales division, devising channel and localization strategies which grew sales to over $40 Million per year.  Clients included Hewlett-Packard’s PC division, Hitachi Hard Drives, Creative Labs, Lexmark Printers, PNY Electronics, Umax Technologies, and Fuji Digital Cameras.  She attended the University of Washington receiving her Bachelor of Arts in Business Administration, has earned several technical certifications, and is an authorized instructor for a number of computing platforms.

Rick Opler – Real Estate and Financial Analysis.  Since 1998, Mr. Opler has worked in real estate development.  Previously Mr. Opler held careers as a commercial real estate agent, VP of Finance for a technology startup firm, and VP of a business consulting and venture capital firm.  He also served as director at certain companies.  From 1977 to 1985 he worked at World’s Finest Chocolate.  Mr. Opler received a Bachelor’s degree from Duke University in 1977 and a Master’s degree in business from the University of Chicago in 1981.

2

Eric Menkhus, Esq. – VP Stockholder Relations and HR. As Director of the Innovation Advancement Program since 2004, Mr. Menkhus works with students from across Arizona State University – the Sandra Day O'Connor College of Law, W.P. Carey School of Business, Ira A. Fulton School of Engineering, the College of Liberal Arts and Sciences, and Barrett, The Honors College – to provide essential services to technology start-up companies and entrepreneurs with ties to Arizona.  Mr. Menkhus speaks on a wide array of topics to a broad spectrum of audiences, including guest lecturing in engineering and business courses on legal topics such as business-entity formation and intellectual property protection. He also teaches the Legal Studies course in the W.P. Carey Evening MBA Program and has been invited to multiple conferences and panel discussions associated with the Ewing M. Kauffman Foundation.  Mr. Menkhus joined the College faculty in 2006.  Previously, he worked as an Industrial Engineer and Project Manager at American Express, is Six Sigma trained, was a founding member of a web-design firm, and also worked in the real-estate industry.”

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on July 29, 2013:

This Amendment No. 2, the Proxy Statement, and our Annual Report on Form 10-K for the
fiscal year ended December 31, 2012, are available at http://www.proxyvote.com.

3